Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2008 SECOND QUARTER
EARNINGS PER SHARE INCREASES 6%

Monett, MO. February 6, 2008 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced second quarter fiscal 2008 results with a 15% increase in revenue, an increase of 16% in gross profit and a 5% increase in net income over the second quarter of fiscal 2007. For the first six months of fiscal 2008 revenue increased 16%, with an increase of 13% in gross profit and an increase of 7% in net income over the same six months in fiscal 2007.

For the quarter ended December 31, 2007, the company generated total revenue of $192.2 million compared to $167.2 million in the same quarter a year ago. Gross profit increased to $84.8 million compared to $73.0 million in the second quarter of last fiscal year. Net income totaled $29.2 million, or $0.32 per diluted share, compared to $27.8 million, or $0.30 per diluted share in the same quarter a year ago.

For the first half of fiscal 2008, total revenue of $367.6 million was generated compared to $317.9 million for the first half of fiscal 2007. Gross profit increased to $154.3 million compared to $136.3 million during the same period last fiscal year. Net income for the first half of fiscal 2008 was $52.7 million, or $0.58 per diluted share, compared to $49.2 million, or $0.53 per diluted share for the same six months in fiscal 2007.

According to Jack Prim, CEO, "We are pleased to announce another strong quarter with new records for revenue and net income. We experienced solid growth in both our banking and credit union segments with bank revenue increasing 14% and credit union revenue increasing 18% for the quarter compared to a year ago. In addition to this strong revenue growth our gross margins remained relatively level in the bank segment at 44% while our gross margins in the credit union segment increased to 45% this year compared to 39% a year ago quarter; reflecting continued strong license fee revenue in this segment."

Operating Results

"Our support and services revenue continues to grow at a very strong pace of 17% for the quarter and 18% year to date compared to the prior year. All components of recurring revenue in support and services, which includes outsourcing, in-house maintenance and ATM/Debit card processing all continued to grow at nice levels," stated Tony Wormington, President. "As our support and services revenue continues to grow and our managers continue to do a good job of cost control, we are able to expand our gross margins through leverage of the existing infrastructure. Our gross margins in support and services improved by one percent for both the quarter and year to date compared to a year ago."

License revenue for the second quarter was $23.3 million, or 12% of total revenue, compared to $21.2 million, or 13% of total revenue, for the same period last year. Support and service revenue increased to $145.3 million, or 76% of total revenue in second quarter of fiscal 2008 from $124.2 million, or 74% of total revenue for the same period a year ago. Hardware sales in the second quarter of fiscal 2008 increased to $23.6 million, or 12% of total revenue, from $21.8 million, or 13% of total revenue in the second quarter of last fiscal year.

For the first half of fiscal 2008, license revenue was $36.8 million, or 10% of total revenue, compared to $36.7 million, or 12% of the total revenue a year ago. Support and service revenue comprised 77% of total revenue, or $283.7 million for the first six months of the current fiscal year compared to $239.8 million, or 75% of total revenue for the first six months of the prior fiscal year. Hardware sales for the first half of fiscal 2008 were $47.0 million compared to $41.3 million for the same period last year. Hardware revenue was 13% of total revenue to date in both fiscal 2007 and fiscal 2006.

Cost of sales for the second quarter increased to $107.4 million for the three months ended December 31, 2007 from $94.3 million for the three months ended December 31, 2006. Second quarter gross profit increased 16% to $84.8 million compared to $73.0 million a year ago. Gross margin was 44% for both quarters.

Cost of sales for the six months ended December 31, 2007 increased 17%, to $213.2 million from $181.6 million for the same period ended December 31, 2006. Gross profit for the first half of fiscal 2008 increased 13% to $154.3 million compared to $136.3 for the first half of fiscal 2006. Gross margin was 42% for the six-month period ended December 31, 2007 compared to 43% for the six-month period ended December 31, 2006.

Gross margin on license revenue for the second quarter was 92% compared to 96% a year ago. For the six months ended December 31, 2007, gross margin on license revenue was 93% compared to 96% for the same period a year ago. The decrease in gross margin on license revenue is attributable to an increase in third party software delivered in the current periods compared to those in the prior year.

Support and service gross margin increased to 39% for the second quarter of fiscal 2008 compared to 38% a year ago. Support and service gross margin also increased to 38% for the first six months of fiscal 2008 compared to 37% for the first six months in fiscal 2007. Hardware gross margins for the second quarter were 31% compared to 27% for the same quarter last year but remained steady at 28% for the first six months of fiscal 2008 and the same period a year ago.

Operating expenses increased 17% for the second quarter of fiscal 2008 compared to the same quarter a year ago primarily due to increased labor costs. Selling and marketing expenses rose 9% in the current year second quarter to $14.1 million from $13.0 million for the second quarter of fiscal 2007; however, they decreased as a percentage of total revenue from 8% a year ago to 7% in the current quarter. Research and development expenses increased 27% to $11.4 million from $9.0 million, while increasing to 6% of total revenue for the second quarter in fiscal 2008 from 5% in the second quarter of fiscal 2007. General and administrative costs increased 18% to $13.5 million or 7% of revenue, in the second quarter of fiscal year 2008, from $11.4 million, also 7% of revenue for the same quarter a year ago.

Operating expenses increased 14% for fiscal 2008 year to date compared to the same period a year ago primarily due to increased labor costs. Selling and marketing expenses rose 12% in the same period to $28.1 million from $24.9 million, while remaining at 8% of total revenue for the second quarters in fiscal 2008 and 2007. Research and development expenses increased 22% to $21.4 million or 6% of revenue for the first half of fiscal 2008 from $17.5 million, also 6% of revenue for the same period a year ago. General and administrative costs increased 9% to $23.3 million from $21.3 million; however, they decreased to 6% of total revenue for the first six months in fiscal 2008 from 7% in fiscal 2007.

Operating income increased 16% to $45.9 million, or 24% of second quarter revenue, compared to $39.6 million, also 24% of revenue in the second quarter of fiscal 2007. Provision for income taxes is 36.8% for the second quarter in fiscal 2008 compared to 30.1% last year due to the renewal of the Research and Experimentation Credit, which was retroactive to January 1, 2006. This resulted in twelve months of tax benefit from the Credit being recognized all within the second quarter of fiscal 2007. Second quarter net income totaled $29.2 million, or $0.32 per diluted share, compared to $27.8 million, or $0.30 per diluted share in the second quarter of fiscal 2007.

"The Tax Relief and Health Care Act of 2006 which was enacted in December 2006 and included the extension of the R&D Tax Credit created a large tax benefit in the second quarter of last fiscal year. The impact a year ago was approximately $.03 per diluted share which should be considered when comparing to this year's performance," stated Kevin Williams, CFO. "Our operating income increased 16% this quarter compared to a year ago, but because of the change in tax rates our provision for income taxes increased 42%, thereby explaining why our net income only increased 5%."

Operating income increased 13% to $81.7 million for the first six months of fiscal 2008 compared to $72.5 million for the same period a year ago. For the current year-to-date period, operating income was 22% of total revenues compared to 23% in the prior year's period. Provision for income taxes is 36.6% year to date fiscal 2008 compared to 33.5% year to date in fiscal 2007 due to the retroactive renewal during last year of the Research and Experimentation Credit. Year to date net income totaled $52.7 million, or $0.58 per diluted share, compared to $49.2 million, or $0.53 per diluted share in the prior year.

For the second quarter of 2008, the bank systems and services segment revenue increased 14% to $160.0 million from $139.9 million in the same quarter a year ago. The bank system and services segment gross margin was 44% for the current quarter compared to 45% a year ago. The credit union systems and services segment revenue increased 18% to $32.2 million with a gross margin of 45% for the second quarter of 2008 from revenue of $27.4 million and a gross margin of 39% in the same period a year ago. The credit union segment gross profit was higher primarily due to an increase in license revenue which has higher margins than other revenue components.

For the six months ended December 31, 2007, the bank systems and services segment revenue increased 15% to $304.5 million from $264.6 million with a gross margin of 42% for the current period compared to 44% a year ago. The credit union systems and services segment revenue increased 18% to $63.0 million for the first half of fiscal 2008, with a gross margin of 43% from revenue of $53.3 million and gross margin of 37% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At December 31, 2007, cash, cash equivalents, and investments increased to $29.1 million from $28.8 million, the balance at December 31, 2006. Trade receivables increased 13%, or $14.8 million, to $128.1 million compared to $113.3 million a year ago. The increase in receivables generally correlates to an increase in revenue during year-to-date fiscal 2008 compared to the prior year. Deferred revenue increased $18.4 million or 14% to $148.2 million at December 31, 2007 compared to $129.8 million a year ago. Stockholders' equity grew 9% to $630.2 million at December 31, 2007, from $578.9 million a year ago.

Cash provided by operations totaled $83.4 million for the current year to date compared to $86.1 million during the first six months of last year. The following table summarizes net cash (in thousands) from operating activities:

	Six months ended December 31,
	2007	2006

Net income	$52,690	$49,200
Non-cash expenses	31,665	29,451
Change in receivables	82,959	67,131
Change in deferred revenue	(70,326)	(58,220)
Change in other assets and liabilities	(13,567)	(1,484)

Net cash provided by operating activities	$83,421	$86,078

Net cash used in investing activities for the current year was $79.7 million and included capital expenditures of $21.1 million, payment for acquisition activities of $49.0 million, and capitalized software development of $11.7 million. Cash used for investing activities in the first half of fiscal 2008 was offset by $2.1 million net proceeds from the sale of equipment and investments. In the first half of fiscal 2007, net cash used in investing activities of $60.5 million and consisted mainly of $36.0 million for payment of acquisitions, $15.5 million in capital expenditures and $10.1 million for capitalized software development. Cash used for investing activities in the first half of fiscal 2007 was offset by $1.1 million net proceeds from investments.

Financing activities used cash of $64.2 million and included a net repayment of the credit facility of $45.0 million, payment of dividends of $11.6 million and the purchase of treasury stock of $23.3 million. Cash used was offset by proceeds of $15.7 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation. For the first half of fiscal 2007, cash used in financing activities was $72.1 million and included $10.0 million for dividends paid, a net repayment of the credit facility of $25.1 million and $48.0 million for the purchase of treasury stock. Cash used was offset by $11.0 million from the exercise of stock options and the sale of common stock.

Backlog, which is a measure of future business and revenue, increased 7% from year-ago levels and increased 1% from September 2007. December 31, 2007 backlog total is $240.2 million ($61.6 million in-house and $178.6 million outsourcing). Backlog at December 31, 2006, was $225.3 million ($66.2 million in-house and $159.1 million outsourcing) and at September 30, 2007, it was $237.7 million ($64.0 million in-house and $173.7 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions. Jack Henry markets and supports its systems throughout the United States and has over 8,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com . The company will hold a conference call on February 7; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com .

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2007	2006		2007	2006

REVENUE
License	$23,294	$21,173	10%	$36,816	$36,712	0%
Support and service	145,336	124,235	17%	283,698	239,812	18%
Hardware	23,596	21,836	8%	47,038	41,335	14%

Total	192,226	167,244	15%	367,552	317,859	16%

COST OF SALES
Cost of license	1,770	778	128%	2,540	1,334	90%
Cost of support and service	89,284	77,501	15%	177,020	150,551	18%
Cost of hardware	16,352	15,977	2%	33,650	29,679	13%

Total	107,406	94,256	14%	213,210	181,564	17%

GROSS PROFIT	84,820	72,988	16%	154,342	136,295	13%
Gross Profit Margin	44%	44%		42%	43%

OPERATING EXPENSES
Selling and marketing	14,098	12,973	9%	28,050	24,939	12%
Research and development	11,404	8,989	27%	21,363	17,505	22%
General and administrative	13,463	11,407	18%	23,271	21,313	9%

Total	38,965	33,369	17%	72,684	63,757	14%

OPERATING INCOME	45,855	39,619	16%	81,658	72,538	13%

INTEREST INCOME (EXPENSE)
Interest income	339	406	-17%	1,688	1,962	-14%
Interest expense	(104)	(299)	-65%	(187)	(515)	-64%

Total	235	107	120%	1,501	1,447	4%

INCOME BEFORE INCOME TAXES	46,090	39,726	16%	83,159	73,985	12%

PROVISION FOR INCOME TAXES	16,939	11,938	42%	30,469	24,785	23%

NET INCOME	$29,151	$27,788	5%	$52,690	$49,200	7%

Diluted net income per share	$0.32	$0.30		$0.58	$0.53

Diluted weighted avg shares outstanding	90,922	92,246		90,878	92,569

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Dec 31		% Change
	2007	2006

Cash, cash equivalents and investments	$ 29,127	$ 28,755	1%
Receivables	128,076	113,258	13%
TOTAL ASSETS	907,805	830,323	9%

Accounts payable and accrued expenses	$ 45,117	$ 41,048	10%
Note Payable	25,218	25,672	-2%
Deferred revenue	148,168	129,759	14%
STOCKHOLDERS' EQUITY	630,203	578,874	9%

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